Exhibit 99.1

Nasdaq Announces Launch of Public Offer for Oslo Børs VPS

Oslo, Norway and Stockholm, Sweden, Feb. 4, 2019 – Nasdaq AB, an indirect wholly-owned subsidiary of Nasdaq, Inc. (Nasdaq: NDAQ) (“Nasdaq”), today published the offer document (the “Offer Document”) for its public offer to acquire all of the issued shares of Oslo Børs VPS Holding ASA (NOTC: OSLO/OTCMKTS: OSBHF) (“Oslo Børs VPS”) for NOK 152 per share (the “Offer”), which was previously announced via joint press release by Nasdaq AB and Oslo Børs VPS on 30 January 2019. The Offer Document is available at: http://ir.nasdaq.com/acquisitions/oslo-validation-access-rights.

Based on an overall evaluation of the factors considered relevant, the Board of Directors of Oslo Børs VPS considers that the Offer is the best alternative for all stakeholders (including shareholders, issuers, investors, banks and investment banks operating in the Norwegian capital market) and therefore unanimously recommends that the shareholders of Oslo Børs VPS accept the Offer and do not accept the offer to acquire the shares of Oslo Børs VPS made by Euronext NV.

The key features of the Offer include:

•

Nasdaq AB is offering NOK 152 in cash per share in Oslo Børs VPS (the “Offer Price”), plus an interest payment of 6% per annum on the Offer Price, pro-rated per day from 29 January 2019 until the conditions to the Offer have been fulfilled or waived.

•	The Offer can be accepted from 4 February 2019 to and including 4 March 2019 (subject to extension and re-opening).

•

The Offer Price represents a 5% premium to the price of the offer to acquire the shares of Oslo Børs VPS made by Euronext NV of NOK 145 per share, excluding the interest payment which Euronext has offered to pay.

•

The Offer Price values the entire issued share capital of Oslo Børs VPS at NOK 6,537 million, or approximately $770 million, and represents a premium of 38% to the undisturbed closing price of the Oslo Børs VPS shares on the NOTC on 17 December 2018.

•

Nasdaq has obtained pre-acceptances of the Offer from shareholders representing approximately 35.20% of the shares in Oslo Børs VPS, including DNB Livsforsikring ASA (DNB), Kommunal Landspensjonskasse (KLP), Must Invest AS, Sparebanken Vest, MP Pensjon PK, SpareBank1 Gruppen, Eika Gruppen and Oslo Børs VPS’ President and Chief Executive Officer, Bente A. Landsnes. These pre-acceptances include an obligation not to accept the offer made by Euronext NV and are irrevocable and unconditional, including in the event of a higher offer, until the long stop date of 31 December 2019.

The Offer Document contains the complete terms and conditions of the Offer. Subject to restrictions under applicable securities laws, the Offer Document is being distributed to all shareholders listed in Oslo Børs VPS’ share register.

The recommendation by the Board is included in the Offer Document and also will be made available on Oslo Børs VPS’ website. Arctic Securities AS has provided the Board of Oslo Børs VPS an independent fairness opinion of the Offer, which is also included in the recommendation.

For further information, please contact:

Nasdaq:

David Augustsson

+46-734496135; david.augustsson@nasdaq.com

Oslo Børs VPS:

Per Eikrem

+47 93 06 00 00; per.eikrem@oslobors.no

Important Information about the Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer to purchase all the shares of Oslo Børs VPS is contained in the Offer Document published by Nasdaq AB. The complete Offer Document is, subject to restrictions under applicable securities laws, being distributed free of charge to all Oslo Børs VPS’ shareholders registered in Oslo Børs VPS’ share register in Verdipapirsentralen (the Norwegian Central Securities Depository) as of 1 February 2019 and is available at http://ir.nasdaq.com/acquisitions/oslo-validation-access-rights.

The distribution of the Offer Document and the making of the Offer may in certain jurisdictions be restricted by law, including without limitation in Canada, Australia and Japan. Accordingly, the Offer is not made and does not constitute an offer or solicitation in these jurisdictions, or in any jurisdiction or to any person where the making or acceptance of the offer or solicitation would be in violation of the laws or regulations of such jurisdiction.

The Offer is being made to shareholders of Oslo Børs VPS resident in the United States in reliance on the Tier I exemption pursuant to Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934.

About Oslo Børs

Oslo Børs VPS offers listing and trading in equities, equity certificates, ETPs, fixed income products and derivatives products on six different marketplaces: Oslo Børs, Oslo Axess, Merkur Market, NOTC, Nordic ABM and Oslo Connect. Through its business areas, the Oslo Børs VPS Group operates marketplaces for trading in financial instruments, together with settlement, securities registration and information services, in order to give customers access to an efficient and effective capital market.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries. Nasdaq is home to over 4,000 total listings with a market value of approximately $12 trillion. To learn more, visit business.nasdaq.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release relating to future status and circumstances, including statements regarding the anticipated offer timeline are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “expects”, “believes”, or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of Nasdaq and its subsidiaries. Such risk factors may include the ability of Nasdaq to receive regulatory approvals necessary for the Offer, ability of Nasdaq to complete the Offer and any other risk factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. Any such forward-looking statements speak only as of the date on which they were made and Nasdaq has no obligation (and undertake no such obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except for as required by applicable laws and regulations.

Website Disclosure

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”